Alico Reports Improved Second Quarter Earnings

La Belle, FL., April 10, 2006 -- Alico, Inc. (NASDAQ: ALCO), a leading landholder and agribusiness company, announced net earnings for the second quarter of fiscal year 2006 of $2.7 million, or $0.36 per share, compared with breakeven results during the same period of the prior year. For the six months ended February 28, 2006, net earnings were $3.8 million, or $0.52 per share, compared with $1.0 million, or $0.13 per share, for the six months ended February 28, 2005.

Operating revenues during the second quarter totaled $21.5 million, compared with $19.4 million for the second quarter of the prior year. This increase was primarily due to increased revenues from citrus operations resulting from revenues earned by the Company’s newly acquired subsidiary, Bowen Brothers Fruit, LLC (“Bowen”). Operating revenues for the six months ended February 28, 2006 were $28.2 million, compared with $27.0 million for the same period of the prior year.

Pretax income from operations was $3.6 million for the quarter, compared with a loss of $0.9 million for the same quarter of 2005. The increase was primarily due to a favorable change in estimate of $2.9 million resulting from crop recoveries previously recognized as casualty losses.

Addressing the divisional results, Chairman and Chief Executive Officer John R. Alexander noted that:

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The Citrus division recorded profits of $1.8 million and $2.4 million for the quarter and six months ended February 28, 2006, respectively, compared with $0.9 million and $1.7 million during the same periods in 2005. This increase is primarily attributable to a price increase for citrus fruit across the industry that has resulted from the reduced citrus supply caused by hurricanes, citrus canker finds and increased real estate development in the central and southern portions of Florida. On February 13, 2006, Alico, through Bowen, purchased the assets of Bowen Brothers Fruit Co., Inc. Bowen’s operations generated revenues of $5.7 million and expenses of $5.7 million from the date of acquisition to February 28, 2006.

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Sugarcane and sod generated a profit of $0.3 million for the three months ended February 28, 2006, compared with breakeven results for the same period during the prior year. For the six months ended February 28, 2006 and 2005, the sugarcane and sod division generated a loss of $0.3 million and a profit of $0.4 million, respectively. The current loss was primarily attributable to the rising price of fertilizer and adjustments made to the Company’s inventoried sugarcane crop, which were charged to cost of sales, for the six months ended February 28, 2006.

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Cattle profits were $0.1 million and $0.6 million for the three and six months ended February 28, 2006, respectively, compared with $0.5 million and $0.7 million for the same periods during 2005, when the Company sold more of its calf crop to take advantage of record high prices for calves. Prices for beef cattle generally have improved during the current year compared with the prior year ($0.82 per pound average received on all cattle sold for the first six months of fiscal year 2006, compared with $0.77 per pound average for the first six months of fiscal 2005). The overall price increase has served to offset the reduced number of cattle sold.

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The Company also sells vegetable transplants through its subsidiary, Alico Plant World, LLC, sells native plants from its ranch location and sells corn and beans from its farming operations. Income from these operations totaled $0.4 million and $0.1 million for the three and six months ended February 28, 2006, respectively, compared with $0.1 million and $0.2 million for the same periods in 2005.

About Alico

Alico, Inc., a leading landholder and agribusiness company operating in Central and Southwest Florida, owns approximately 136,000 acres of land located in Collier, Hendry, Lee and Polk counties. Alico is involved in various operations and activities including the production, purchase, harvesting and marketing of citrus, cattle ranching, sugarcane and sod production, and various other agricultural ventures. Alico also leases land for farming, cattle grazing, recreation and oil exploration. Alico intends to grow its asset values and earnings through enhancements to its agricultural businesses and proactive management of its real estate holdings.

For Further Information Contact:  John R. Alexander
La Belle, Florida
(863) 675-2966

Some of the statements in this press release include statements about future expectations. Statements that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements, which include references to expectations about future prospects are predictive in nature or depend upon or refer to future events or conditions which may not be achievable and, are subject to known, as well as, unknown risks and uncertainties that may cause actual results to differ materially from our expectations. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or ortherwise.